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                                                                  EXHIBIT (p)(3)


             PAYDEN & RYGEL PERSONAL TRADING POLICIES AND PROCEDURES


A. PURPOSE

Preserving the trust of our clients is a matter of singular importance to the management of Payden & Rygel. To this end, we wish to:

        1. Avoid apparent and actual conflicts of interest that may arise from the personal securities trading of an employee or other Covered Person.

        2. Fully comply with the requirements of the Investment Company Act of 1940, and specifically the personal trading guidelines of Rule 17j-l. This is important because of Payden & Rygel serves as investment adviser to the Payden & Rygel mutual funds, which are sponsored by The Payden & Rygel Investment Group.

B. COVERED PERSONS

"Covered Persons" include: (a) all employees of Payden & Rygel, (b) an employee's spouse or minor children, (c) an employee's relatives who live with the employee, and (d) the accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Covered Person obtains benefits substantially equivalent to ownership. All Covered Persons are subject to the Payden & Rygel Personal Trading Policies and Procedures that follow.

These policies include the substance of the personal trading policies of The Payden & Rygel Investment Group which are set forth in the attached document entitled: "The Payden & Rygel Investment Group Code of Ethics." In certain instances, Payden & Rygel's personal trading policies are more restrictive than those of The Payden & Rygel Investment Group Code of Ethics.

C. PERSONAL TRADING RESTRICTIONS AND PROCEDURES

The following summarizes the key elements that you should keep in mind when preparing to execute a securities trade:

        1. PROHIBITED SECURITIES TRANSACTIONS: Unless the employee has obtained specific prior written approval (see below, paragraph D -- "Personal Trading: Pre-Approval Procedures"), a Covered Person may not

             a. Buy or sell any security issued by a company that is an investment advisory client of Payden & Rygel. A list of these clients may be found at F/DATA/PRTFOLIO/CUSTMAST.



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             b.   Buy or sell any security that is being purchased or sold, or is being considered for purchase or sale, by a mutual fund of The Payden & Rygel Investment Group. A list of these securities may be found at F/COMMON/AB/CNO/PROHIBIT.

             c. Engage in short-term trading of any security. "Short-term trading" is defined as the purchase and sale, or sale and purchase, of the same (or equivalent) security within a 60 day period

             d. Buy or sell any exchange-traded derivatives on a security, if the purchase or sale of the underlying security would be a Prohibited Securities Transaction.

             e. Buy any non-exempt security in an initial public offering. Buy any non-exempt security in a private placement, without the prior written approval of either John Isaacson, Brian Matthews or Chris Orndorff.

        2. EXEMPT SECURITIES TRANSACTIONS: The following securities transactions are exempt from the Prohibited Securities Transactions limitations. In addition, Exempt Securities Transactions are not subject to the "Personal Trading: Pre-Approval Procedures" of paragraph D, below.

             a. The purchase or sale of (a) securities issued by the United States Government, (b) shares of registered open-end mutual funds, or (c) commercial paper.

             b. Purchases of sales of securities effected in any account over which a Covered Person has no direct or indirect influence or control, or in any account which is managed on a discretionary basis by a third party and over which the Covered Person does not in fact exercise influence or control.

             c. Purchases which are part of an automatic dividend reinvestment plan.

             d. Except for securities transactions involving a security issued by a company that is an investment advisory client of Payden & Rygel, any equity securities transaction, or series of transactions, involving 500 shares or less in the aggregate, if (i) the Covered Person has no prior knowledge of Payden & Rygel's activity in the security, and (ii) the issuer has market capitalization greater than $2 billion.

             e. Any fixed income securities transaction involving $100,000 or less in principal amount, if the Covered Person has no prior knowledge of Payden & Rygel's activity in the security.

             f. Exchange-traded derivatives on indices, interest rates, or currencies.



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D. PERSONAL TRADING: PRE-APPROVAL PROCEDURES

To avoid any appearance of conflict of interest, Payden & Rygel has determined that a Covered Person must seek prior approval of all securities transactions, except for Exempt Securities Transactions listed in paragraph C.2, above.

In particular, if an employee, or affiliated Covered Person, desires to engage in a Prohibited Securities Transaction (see above, paragraph C.1 -- Prohibited Securities Transactions), the employee must have the prior written approval of either John Isaacson, Brian Matthews or Chris Orndorff. Such approval may be granted ONLY ON THE BASIS that (i) the transaction is not likely to be harmful to a Payden & Rygel client or a Payden & Rygel mutual fund, and (ii) the decision to buy or sell the security is not based on material non-public information of the issuer.

To obtain prior approval of a securities transaction by an employee or related Covered Person, the employee must:

        a. Complete a "Personal Trading: Pre-Approval Form." This form may be accessed at F/COMMON/AB/ESG/PERSONALTRADEPREAPPROVALFORM.

        b. Present the completed form to either John Isaacson, Brian Matthews or Chris Orndorff for written approval BEFORE executing the trade.

        c.   Deliver the completed form with the written approval to Edward
             Garlock.

YOU WILL HAVE TWO DAYS TO EXECUTE THE TRADE. If you do not execute the trade within two days, the approval lapses and you will again need to seek pre-clearance, if you still wish to do the trade.

E. REPORTING OBLIGATIONS

To ensure that Payden & Rygel's Personal Trading Policies and Procedures are adhered to, all employees, on behalf of themselves and any affiliated Covered Persons, must provide the following information:

        1. Upon being hired, all employees are required to complete a Disclosure of Personal Securities Holdings - Initial Report form and submit the completed form within ten (10) days of their first day of employment. This report lists their securities holdings and those of any affiliated Covered Persons.

        2. Annually, all employees are required to complete a Disclosure of Personal Securities Holdings -- Annual Report. This report lists their securities holdings and those of any affiliated Covered Person as of a date within thirty (30) days of the date of the form.



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             a.   An employee is only required to identify the security or
                  securities in question; the employee is not required to list the value of those securities.

             b. An employee is not required to list: (i) U.S. Government securities, (ii) shares of registered open-end mutual funds,
                  (iii) commercial paper, and (iv) securities in any account over which the employee, or an affiliated Covered Person, has no direct influence or control.

        3. On a quarterly basis, all employees, on behalf of themselves and any affiliated Covered Persons, are required to complete a Quarterly Report of Transactions within the first ten (10) days of each calendar quarter providing information regarding securities transactions for the preceding quarter.

             a.   An employee is not required to list transactions involving:
                  (i) U.S. Government securities, (ii) shares of registered open-end mutual funds, (iii) commercial paper, and (iv) securities in any account over which the employee, or an affiliated Covered Person, has no direct influence or control.

             b. Each employee must complete this form even if the employee, or affiliated Covered Persons, did not have any reportable transactions during the preceding quarter.

        4. All employees must direct the broker/dealer or bank, at which they, or any affiliated Covered Persons, have any securities accounts, to provide Payden & Rygel's Compliance Department with duplicate confirms for any securities transactions.

             a. An employee is not required to provide confirms for transactions involving: (i) U.S. Government securities, (ii) shares of registered open-end mutual funds, (iii) commercial paper, and (iv) securities in any account over which the employee, or an affiliated Covered Person, has no direct influence or control.

             b.   These confirms should be sent to: Payden & Rygel, Attention:
                  Compliance Department, P.O. Box 712492, Los Angeles, California 90071-7492.

F. REVIEW OF REPORTS

        The initial holdings report, annual holdings report and quarterly transactions reports for each employee will be reviewed by the Compliance Department to ensure compliance with the Payden & Rygel Personal Trading Policies and Procedures.



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G. CONSEQUENCES

The policies and procedures outlined above have been established to ensure that Payden & Rygel employees and their related Covered Persons adhere to the highest standards in their personal securities trading. Failure to comply with these policies and procedures constitutes a violation of Payden & Rygel's Code of Ethics and the Code of Ethics of The Payden & Rygel Investment Group. Any violations are reported to the Board of Directors of Payden & Rygel and to the Board of Trustees of The Payden & Rygel Investment Group. The Board of Directors or Board of Trustees may impose any sanctions it deems appropriate under the circumstances, including censure, suspension, or termination of employment.





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(Rev. 6/13/00)